SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 22, 2018 (May 21, 2018)

Date of Report (Date of earliest event reported)

RED LION HOTELS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1550 Market St. #350

Denver, CO 80202

(Address of Principal Executive Offices, Zip Code)

(509) 459-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(d) On May 21, 2018, Bernie Moyle, Chief Operating Officer and Roger Bloss, Executive Vice President, President of Global Development, announced that they would be resigning from their officer positions with Red Lion Hotels Corporation (the “Company”), effective May 31, 2018.

In connection with their resignation, Mr. Bloss and Mr. Moyle each entered into an Independent Contractor Agreement (“ICA”) with the Company under which each will provide consulting services to the Company through December 31, 2020 for a consulting fee of $10,000 per month. In addition, each are eligible under their ICA to receive a mutually agreed upon referral fee for any new hotel franchisee referred to the Company that enters into a franchise agreement for a Red Lion brand. The Company may terminate the ICA at any time, but if an ICA is terminated without Cause (as defined therein) the Company remains obligated to pay the monthly consulting fees through the end of the term.

The Company also entered into a letter agreement (the “Letter Agreement”) and a First Amendment (the “First Amendment”) to the Asset Purchase Agreement dated as of September 13, 2016, by and among Red Lion Hotels Franchising, Inc., Red Lion Hotels Canada Franchising, Inc., Thirty-Eight Street, Inc. (“TESI”), Vantage Hospitality Group, Inc. and certain other Sellers listed on the signature pages thereto (including Moyle and Bloss) (the “Purchase Agreement”). The First Amendment provides for an amendment to the non-competition and non-solicitation restrictive covenant under the Purchase Agreement. Under the First Amendment, the sellers agreed that the non-compete and non-solicit provisions under the Purchase Agreement would extend until December 31, 2020, and the restrictions would prohibit the sellers from, directly or indirectly, acting as or on behalf of a franchisor or brand owner of hotels or pursuing any franchise or brand membership opportunities in the United States, Canada, India, South Korea and Mexico. Under the Letter Agreement, the Company agreed that the second year earn-out payment payable under the Purchase Agreement would be paid in the full amount of $3,000,000 and 276,000 shares of Company common stock (the “Second Year Additional Consideration”). The Company will (1) pay the Second Year Additional Consideration consisting of cash in accordance with the percentage indicated next to each Seller’s name on Exhibit B attached to the Purchase Agreement and (2) issue the Additional Consideration consisting of shares to TESI, in each case on or before October 5, 2018. The Company understands that Mr. Bloss and Mr. Moyle each own 50% of the outstanding shares of TESI. Notwithstanding the foregoing, if the Company terminates either of Mr. Bloss or Mr. Moyle for Cause (as defined in their respective ICA) prior to October 5, 2018, then the Second Year Additional Consideration will be $2,250,000 in cash and 207,000 shares of common stock.

Copies of each ICA with Mr. Bloss and Mr. Moyle, the Letter Agreement and the First Amendment are filed as Exhibits to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing description of the terms of the ICA, Letter Agreement and First Amendment are not complete and are qualified in their entirety by reference to such exhibit.

Item 8.01 Other Events

On May 22, 2018, the Company issued a press release announcing the resignation of Mr. Bloss and Mr. Moyle. A copy of that press release is furnished as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title or Description

10.1	Independent Contractor Agreement with Roger Bloss dated May 21, 2018

10.2	Independent Contractor Agreement with Bernie Moyle dated May 21, 2018

10.3	Letter Agreement regarding Earn-Out dated May 21, 2018

10.4	First Amendment to Asset Purchase Agreement dated May 21, 2018

99.1	Press release dated May 22, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION

Date: May 22, 2018	By:	/s/ Douglas L. Ludwig
Douglas L. Ludwig
Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)